EXHIBIT 2.1

DATED:                                                OCTOBER 26, 1998
--------------------------------------------------------------------------------





                                AGREEMENT FOR THE
                                 ACQUISITION OF



                              SUNBELT (UK) LIMITED


                                       BY


                               EUROPEAN MICRO PLC










                                PHILIP CONN & CO
                                  LINCOLN HOUSE
                               1 BRAZENNOSE STREET
                                   MANCHESTER
                                   M2 5FJ

                               TELE: 0161-833 9494
                               FAX: 0161-834 4540

                                  REF: TJO/MJM

CLAUSE

1.  INTERPRETATION .......................................................4

2.  SALE AND PURCHASE....................................................12

3.  CONDITIONS...........................................................16

4.  PERIOD TO COMPLETION.................................................17

5.  COMPLETION...........................................................18

6.  WARRANTIES AND INDEMNITIES...........................................20

7.  RESTRICTIONS.........................................................25

8.  PENSIONS.............................................................26

9.  UNIT 1, SAXON BUSINESS CENTRE........................................28

10. COSTS................................................................28

11. EFFECT OF COMPLETION.................................................28

12. ACKNOWLEDGEMENTS.....................................................29

13. ENTIRE AGREEMENT AND AMENDMENTS......................................29

14. COUNTERPARTS.........................................................29

15. MERGER OF AGREEMENTS.................................................29

16. GENERAL..............................................................30

17. SEVERABILITY.........................................................30

18. LAW AND JURISDICTION.................................................31



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SCHEDULE 1...............................................................32
THE VENDORS


SCHEDULE 2...............................................................33
PARTICULARS RELATING TO THE COMPANY


SCHEDULE 3...............................................................34
THE PROPERTIES


SCHEDULE 4...............................................................35
WARRANTIES


SCHEDULE 5...............................................................78
DEED OF INDEMNITY



ANNEXURE A...............................................................87
Loan Note and Convertible Loan Note


ANNEXURE B...............................................................96
Deed of Waiver


ANNEXURE C...............................................................97
Schedule of Adjustments


ANNEXURE D...............................................................98
Service Contracts


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THIS AGREEMENT is made on 26th day of October 1998

BETWEEN:-

(1) EUROPEAN MICRO PLC a company incorporated in England and whose registered office is situate at 20-24 Church Street, Altrincham, Cheshire WA14 4DW (Company Number: 2663964) ("the Purchaser"); and

(2)   The  persons  whose  names  and  addresses  are set out in  column  1 of
      Schedule 1 (together the "Vendors").

RECITALS:

(A) Sunbelt (UK) Limited is a private limited company incorporated in England under the Companies Acts under number 02743684. Further details relating to the Company are set out in Schedule 2.

(B) The Vendors are or will be upon Completion, the registered holders of all of the Shares, the numbers of the Shares of which each of the Vendors is the registered holder being set out opposite his name in column 2 of
      Schedule 1, such Shares comprising in aggregate 100 per cent of the issued share capital of the Company.

(C) The Vendors have agreed to sell, or procure to be sold, the Shares to the Purchaser on the terms and subject to the conditions set out in this agreement free from Encumbrances.

(D) The Vendors have made representations to the Purchaser in the terms of the Warranties to the intent that the Purchaser should rely on such Warranties in entering into this agreement.


THE PARTIES AGREE AS FOLLOWS:


1.    INTERPRETATION

1.1 The following provisions shall have effect for the interpretation of this agreement.

1.2 The following words, expressions and abbreviations shall, unless the context otherwise requires, have the following meanings:

"ACCOUNTS" means financial statements of the Company and each of the Subsidiaries, comprising the balance sheet of the Company, the consolidated balance sheet and profit and loss account of the Group and the balance sheet and profit and loss account of each of the Subsidiaries, together in each case with the notes thereon as at and for the financial period ending on the Accounts Date.;


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"ACCOUNTS DATE" means 30th June 1998;

"ACTIVITIES" means any activity, operation or process carried out by the Company at any Property whether or not currently owned, occupied or used by the Company;

"ADJUSTED PRE-TAX EARNINGS" means pre-tax earnings adjusted in accordance with clause 2.6;

"AGREED RATE" means 2 per cent above the base rate from time to time of National Westminster Bank plc;

"AGREED FORM" means the form agreed between the parties on or prior to the date of this agreement and initialled for the purposes of identification by their respective solicitors;

"ASIAN SUBSIDIARY" means the company to be incorporated in Singapore as a wholly owned subsidiary of EMCC which is to carry on its activities within the territory, such activities to be restricted to purchasing and selling on its own behalf or acting as commercial agent for the Purchaser's Group within the territory save in the event that it makes any purchase of stock (inventory) from any member of the Purchaser Group such purchases to be excluded for any calculations of turnover so that the Asian Subsidiary shall only be credited with sales in the territory;

"ASSOCIATE" means as defined in s435 of the Insolvency Act 1986 and "Associated Company" shall be construed accordingly;

"BUSINESS DAY" means a day (other than Saturday or Sunday) on which banks are open for business in London;

"BOOK VALUE AMOUNT" means: the Shareholders' Funds of the Company as at 30th September 1998, reduced by the book value of all Intangible Assets of the Company except cash and including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discounts and expenses, all determined in accordance with clauses 2.6 and 2.7 .

"CAA" means the Capital Allowances Act 1990;

"CGTA" means Capital Gains Tax Act 1979;

"COMPANY" means Sunbelt (UK) Limited which definition shall include any Subsidiary undertaking wherever the context so admits;

"COMPANY'S ACCOUNTANTS" means Windsor Stebbing Marsh of Pinnacle House, 17-25 Hartfield Road, London SW19 3SE

"COMPANIES ACTS" has the meaning given to it in section 744 of the Companies Act 1985, together with the Companies Act 1989;

"COMPLETION" means the completion of the sale and purchase of the Shares in accordance with clause 5;

"COMPLETION DATE" means 26th October 1998 or such other date as the parties may agree in writing;

"CONDITIONS" means the conditions set out in clause 3 of this agreement;

"CONNECTED PERSON" means as defined in s249 of the Insolvency Act 1986;

"DEED OF INDEMNITY"  means a deed of indemnity in the form set out in Schedule
5;

"DISCLOSURE LETTER" means a letter at the Completion Date together with the attachments thereto addressed by the Vendors' Solicitors on behalf of the Vendors to the Purchaser's Solicitors on behalf of the Purchaser disclosing exceptions to the Warranties;

"DISTRIBUTION" means a distribution as defined by sections 209 to 211 (inclusive) of the T.A. and section 418 of the T.A.;

"EMCC" means European Micro Holdings Inc. a company incorporated in the State of Nevada (United States of America) with the State of Nevada file no. 28914-1997 and having its place of business at 6073 NW 167 Street, Unit C-25, Miami, Florida 33015 United States of America;

"EMCC SHARES" means the shares of common stock of $0.01 the same being traded or tradable on NASDAQ, credited as fully paid, in the capital of EMCC to be allotted to the Vendors at the option of the Purchaser pursuant to clause 2.5, as part of the consideration

"EMPLOYEES" shall mean the following employees of the Company employed by the Company at the Completion Date and full particulars of whom are fully and accurately set out in the Disclosure Letter:-

       Dhaliwal, Embers, O'Brien, Patel, Thompson and Upton;

"ENCUMBRANCE" means any mortgage, charge (whether fixed or floating), pledge, lien, security interest or other third party right or interest (legal or equitable) over or in respect of the relevant asset, security or right;

"ENVIRONMENT" means any and all living organisms (including without limitation, man), ecosystems, property and the media of air (including without limitation air in buildings, natural or manmade structures, below or above ground) water, (as defined in Section 104(1) of the Water Resources Act 1991 and within drains and sewers) and land (including under any water as described above and whether above or below surface);

"ENVIRONMENTAL CONSENT" means any consent, approval, permit, licence, order, filing, authorisation, exemption, registration, permission, reporting or notice requirement and any related agreement required under any Environmental Law;

"ENVIRONMENTAL LAWS" means all international EU, national, federal, state or local statutes, which for the avoidance of doubt shall include section 57 and schedule 22 of the Environment Act 1995 and the guidance and regulations adopted under those provisions, by-laws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls concerning the protection of human health or which have as a purpose or effect the protection or prevention of harm to the Environment or health and safety which are binding in relation to the Properties and/or upon the Company in the relevant jurisdiction in which the Company has been or is operating (including by the export of its products, or its waste thereto) on or before Completion and which for the avoidance of doubt shall specifically include all regulations in relation to the control of noise;

"FIRST CONTINGENT EARN-OUT AMOUNT" means an amount equal to the product of:-

 (i) Adjusted Pre-Tax Earnings of the Company for the fiscal year ended June 30, 1998, multiplied by

 (ii)   the sum of:

      (1) twenty-five percent (25%) if the Nova Gross Profit (as defined below) for the sale of Nova products by EMCC and its affiliates during the First Earn-Out Period (as defined below) is at least (pound)600,000 and the Nova Gross Margin (as defined below) for such sales is at least twenty percent (20%); plus

      (2) twenty-five percent (25%) if the Nova Gross Profit for the sale of Nova Products by EMCC and its affiliates the First Earn-Out Period is at least (pound)800,000 and the Nova Gross Margin (as defined below) for sale of such products is at least twenty percent (20%); plus

      (3) twenty-five percent (25%) if at least four of the following employees are employed by the Company, the Group or the Purchaser's Group on the last day of the First Earn-Out Period:
            Dhaliwal, O'Brien, Embers, Thompson, Patel and Upton unless such employees' contracts are unlawfully or unfairly terminated; plus

      (4)        twenty-five   percent  (25%) if the  Net  Asian Revenue  is  at
            least (pound)4,500,000

The First Contingent Earn-Out shall be payable pro rata if the Company achieves ninety per cent (90%) or more of items (1), (2) and (4) above.

"FIRST EARN-OUT PERIOD" means a period of twelve (12) calendar months commencing 1st November 1998;

"GROUP" means the Company and the Subsidiaries;

"GUARANTEED EARN-OUT AMOUNT" means two (2) times the Adjusted Pre-Tax Earnings of the Company for the financial year ended June 30, 1998.

"I.C.T.A." means the Income and Corporation Taxes Act 1970 and any reference thereto shall include any enactment repealed or modified thereby as if section 539 of the I.C.T.A. applied in like manner to this agreement;

"INTANGIBLE ASSETS" means any asset, non-monetary in nature and without physical substance;

"INTELLECTUAL PROPERTY" means all rights in the nature of patent, trademark, copyright, registered design, design right wheresoever situate and whether registered or unregistered, registrable applied for or granted without limitation;

"I.T.A." means the Inheritance Tax Act 1984 and any reference thereto shall include any enactment repealed or modified thereby as if section 275 of the I.T.A. applied in like manner to this agreement;

"KNOW-HOW AND CONFIDENTIAL INFORMATION" means any information known to the Vendors or the Company which might be of commercial value and which in its entirety as opposed to its individual components is not in the public domain;

"LOAN NOTE" and "CONVERTIBLE  LOAN NOTE" mean the Loan Note and Convertible Loan
Note in the agreed form annexed hereto;

"MANAGEMENT ACCOUNTS" means the accounts prepared by the Company in the agreed form for the period 30th June 1998 to 30th September 1998;

"NASDAQ" means the Exchange known as the National Association of Securities Dealers Automated Quotations and recognised by the Securities and Exchange Commission in the USA;

"NET ASIAN REVENUE" means the turnover of the Asian Subsidiary represented by the cost of purchases (excluding any Nova Products) and the cost of sales made in the territory less the costs of any purchases sourced from the Purchaser's Group unless resold in the territory but so that the value of no item of stock shall be credited more than once as an item of turnover and for the avoidance of doubt any purchase or sale (as set out above) shall include any sale or purchase made directly or indirectly by the Purchaser's Group or any Connected Person or any of them in the territory except for any made by Big Blue Europe BV;

"NOVA GROSS MARGIN" means a fraction, the numerator of which is Gross Profit and the denominator of which is net revenue generated for the sale of Nova Products;

"NOVA GROSS PROFIT" means the difference between the net revenue and cost of sales of the Company including duty and freight;

"NOVA PRODUCTS" means all micro-computers, micro-computer components or peripherals excluding any such manufactured by IBM, Compaq, Hewlett-Packard or Toshiba save where in respect of micro-computer components they are integrated into a product sold under the Nova badge;

"PER SHARE VALUE" means the average closing price for the EMCC Shares on the Nasdaq Stock Market during the thirty (30) trading days ending on the last trading day before the date of issue of the EMCC Shares;

"PRE-TAX EARNINGS" means net income before taxes for the Company computed as provided herein based on the audited accounts of the Company for the applicable period;

"PROPERTIES" means the properties described in Schedule 3 or any part or parts thereof and "Property" means any one of them;

"PURCHASER'S AUDITORS" means KPMG of St. James' Square, Manchester M2 6DS;

"PURCHASER'S GROUP" means the Purchaser, any parent company of the Purchaser and any subsidiary or subsidiary undertaking of the Purchaser or of any such parent company;

"PURCHASER'S SOLICITORS" means Philip Conn & Co., Lincoln House, 1 Brazennose Street, Manchester M2 5FJ;

"SECOND CONTINGENT EARN-OUT AMOUNT" means an amount equal to the product of:-

(i) Adjusted Pre-Tax Earnings of the Company for the fiscal year ended June 30, 1998, multiplied by:

(ii) the sum of :

      (1) thirty-three percent (33%) if the Nova Gross Profit for the sale of Nova Products by EMCC and its affiliates during the Second Earn-Out Period (as defined below) is at least (pound)1,000,000 and the Nova Gross Margin for the sale of such products is at least twenty percent (20%); plus

      (2) thirty-three percent (33%) if the Nova Gross Profit for the sale of Nova products by EMCC and its affiliates during the Second Earn-Out Period (as defined below) is at least (pound)1,200,000 and the Nova Gross Margin for the sale of such products is at least twenty percent (20%); plus

      (3) thirty-four percent (34%) if the Asian Net Revenue is at least (pound)7,000,000, provided that if Mr. Gesner does not reside in Asia after the end of the First Earn-Out Period, by reason of the instruction or request of his employer then this sum shall be payable in any event. For the avoidance of doubt this clause shall not preclude the parties at any time renegotiating a variation of this clause.

      The Second Contingent Earn-Out Amount shall be pro-rated if the Company achieves ninety percent (90%) or more of items (1), (2) and (3) above.

"SECOND EARN-OUT PERIOD" means a period of twelve (12) months commencing 1st November 1999;

"SHARES" means together the issued ordinary shares of (pound)1.00 and the `A' Preference Shares in the capital of the Company registered in the name of the Vendors in such numbers as is set out opposite their respective names in column 2 of Schedule 1;

"SHAREHOLDERS'  FUNDS" means profits  available for  distribution  as defined in
Part VIII of the Companies Act 1985 together with called up shares capital including any share premium;

"SOFTWARE" means any program specifically written for the Company;

"SUBSIDIARY" means a subsidiary undertaking of the Company, as set out in s 736 of The Companies Act 1985;

"T.A." means the Income and Corporation Taxes Act 1988;

"T.C.G.A." means the Taxation of Chargeable Gains Act 1992 and any reference thereto shall include any enactment repealed or modified thereby;

"TERRITORY" means throughout Asia and Australasia excluding Middle East, India, Turkey, Israel, Pakistan, Bangladesh and Russia;

"THE FIRST INSTALMENT" means the amount payable on Completion pursuant to clause 2.4.1.2;

"THE PENSION SCHEME" means the Sunbelt (UK) Limited Executive Pension Plan established under Scheme numbers 162-100690-96 and 162-100691-96 with Lincoln;

"THE SECOND INSTALMENT" means the amount payable within ninety (90) days of the end of the First Earn-Out period;

"THE THIRD INSTALLMENT" means the amount payable within ninety (90) days of the end of the Second Earn-Out Period;

"V.A.T.A." means the Value Added Tax Act 1994;

"VENDORS' SOLICITORS" means Arnold Fooks Chadwick of 15 Bolton Street, Piccadilly, London W1Y 8AR;

"VENDORS' SOLICITORS' ACCOUNT" means such account as the Vendors' Solicitors have notified to the Purchaser for the purposes of this agreement;


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"WARRANTIES"   means   the   representations,    warranties,   covenants   and
undertakings set out in Clause 6 and Schedule 4;

1.3 References to "F.A." followed by a stated year mean the Finance Act of that year.

1.4 Words, expressions and abbreviations defined in the Deed of Indemnity shall have the same meanings in this agreement and clause 1.3 of the Deed of Indemnity shall apply to this agreement.

1.5 References to the parties hereto include the respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

1.6 References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals. Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.7 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.8 Headings to clauses, paragraphs and descriptive notes in brackets relating to provisions of taxation statutes are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

1.9 References to recitals, clauses, Annexures, Schedules are to recitals to, clauses of, Annexures to and Schedules to this agreement. The recitals, Annexures and Schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals, Annexures and the Schedules.

1.10 Each of the Warranties in Clause 6 and Schedule 4 expressed to be given "to the best of the Vendors' knowledge and belief" or "so far as the Vendors are aware" or otherwise qualified by reference to the knowledge of the Vendors shall be deemed not to be qualified in the manner stated unless the Vendors have made all reasonable enquiries of each other, of the directors, employees and agents of the Company and of the Subsidiaries and of relevant third parties to establish the truth and accuracy of each statement.

1.11 The obligations and liabilities of the Vendors under this agreement shall be joint and several.

2.    SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement, the Vendor with full title guarantee shall sell and the Purchaser shall purchase the number of Shares of which each of the Vendors is the registered holder being set out opposite each of the Vendors' names in column 2 of Schedule 1 with effect from the commencement of business on the Completion Date free from all Encumbrances and together with all accrued benefits and rights attaching thereto in respect of the Shares save immediately prior to Completion the Vendors shall as members of the Company declare a final dividend for the year ending 30th June 1998 of:

      2.1.1 (pound)37.153 per share in respect of the Ordinary (pound)1 Shares; and

      2.1.2 (pound)24.31 per share in respect of the `A' Preference Shares;

      Further the Vendors shall as members of the Company declare an interim dividend for the year ending 30th June 1999 of:

      2.1.3 (pound)2.227 per share in respect of the Ordinary (pound)1 Shares save that Gerard Denis Patrick O'Rourke shall absolutely and irrevocably waive all right and entitlement to the dividend in respect of all the Ordinary (pound)1 Shares held by him in the terms of the Deed of Waiver in the agreed form annexed hereto at Annexure B and

      2.1.4 (pound)9.246 per share in respect of the `A' Preference Shares;

      together "the Dividends." The Purchaser shall procure (a) that on Completion the Company repays the Vendors' loan accounts which include the interim dividends and (b) that a final dividend of at least a sum equal to the interim dividend is voted.

2.2 The Vendors hereby represent, warrant, covenant and undertake with the Purchaser (so as to bind them, their personal representatives, successors and assigns) as follows:-

      2.2.1 that each of them has the right to dispose of the Shares which they purport to sell; and

      2.2.2 that each of them is disposing of the Shares free from any mortgage, charge or pledge, lien, security or other third party right or interest (legal or equitable) or restriction together with all such rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid after the Accounts Date save as provided in clause 2.1.

2.3 The consideration for the sale of the Shares shall be equal to the sum of the following:-

      2.3.1 the Book Value Amount less the Dividends;

      2.3.2 the Guaranteed Earn-Out Amount;

      2.3.3 the First Contingent Earn-Out Amount; and

      2.3.4 the Second Contingent Earn-Out Amount.

2.4 The consideration payable shall be to each of the Vendors in such proportions as is set out against their respective names in column 3 of
      Schedule 1 in the following manner:-

      2.4.1 at Completion the sum of (pound)600,407.72 on account of the sum of:-

            2.4.1.1     Book Value Amount less the Dividends, plus

            2.4.1.2     the product of

                  (1)   sixty percent (60%), multiplied by

                  (2)   the Guaranteed Earn-Out Amount;

            the payment  due to be made to Mr  O'Rourke  pursuant to this clause
            2.4.1 shall be satisfied by the issue of a Loan Note in the agreed form by the Purchaser.

            Any overpayment or underpayment made by the Purchaser pursuant to this clause shall be adjusted as provided in clause 2 and paid or repaid or the Loan Note adjusted accordingly as the case may be within 90 days of the determination thereof or at the next instalment whichever shall be the sooner.

      2.4.2 On the nineteenth day after the end of the First Earn-Out Period, an amount equal to the sum of :

            2.4.2.1           twenty percent (20%) of the Guaranteed  Earn-Out
                        Amount, plus

            2.4.2.2           the First Contingent Earn-Out Amount; and

      2.4.3 On the nineteenth day after the end of the Second Earn-Out Period, an amount equal to the sum of

            2.4.3.1           twenty percent (20%) of the Guaranteed  Earn-Out
            Amount, plus

            2.4.3.2           the Second Contingent Earn-Out Amount.

      2.5.1 Any portion of the Guaranteed Earn-Out Amount not paid at Completion shall accrue interest at the agreed rate from the Completion Date until the date payment is made. All amounts payable in cash shall be paid by electronic transfer in sterling.

            2.5.1.1 the Second Instalment and the Third Instalment due to Mr Gesner shall at the option of the Purchaser be satisfied in whole or in part by the allotment of EMCC Shares (subject to clause 2.5.2 below);

            2.5.1.2     The Second  Instalment  and Third  Instalment  due to Mr
                        O'Rourke   shall  be   satisfied   by  the  issue  of  a
                        Convertible Loan Note in the agreed form.

      2.5.2 Should the Purchaser pursuant to clause 2.5.1 elect to satisfy the consideration by procuring the allotment of EMCC Shares and the traded volume of EMCC Shares on NASDAQ in the 30 days prior to the election being made not being equal to [three] times the number of shares to be allotted ("the Trading Volume") then the following conditions shall apply:

            2.5.2.1     after 15 days of receipt of the said  shares Mr
                        Gesner shall arrange to sell the shares received as far as possible in equal lots over the next 40 succeeding trading days;

            2.5.2.2 in the event that the sums realised upon the sale of the said shares shall be less than the amount due for either the Second Instalment or the Third Instalment the Purchaser shall pay to Mr Gesner the difference in cash within 28 days of being notified of the amount of any shortfall.

      2.5.3 The number of EMCC Shares to be issued in satisfaction of any portion of the Consideration shall be equal to the amount of the Consideration so payable divided by the Per Share Value.

2.6 For the purposes of this Agreement the Book Value Amount and Pre Tax Earnings shall be determined as provided herein and in accordance with generally accepted accounting principles ("GAAP"), and on the same basis the Accounts which shall be prepared on a consistent basis and accepted by the Purchaser or Purchaser's Auditors.

2.7   In  determining  the  Pre-Tax   Earnings  the  following   deductions  and
      adjustments shall be made:-

      2.7.1 deducting any accounts receivable (trade debtors) (or any portion thereof) identified in the Accounts as at the Accounts Date which are not paid in full, without any set-off except in the case of any contras of valid and outstanding sales and purchases made in the ordinary course of business, within one hundred and eighty (180) days of the Completion Date save where the Company has any valid Trade Indemnity Insurance Claim in which case the period applicable shall be two hundred and seventy (270) days, plus

      2.7.2 deducting the cost of any stock (inventory) identified in the Accounts as at the Accounts Date not sold by the Company within one hundred and eighty (180) days of the Completion Date or if such stock is sold at less than cost within the appropriate period then deducting the difference between the cost of the relevant stock and the sale price thereof.

      2.7.3 those adjustments and notes set out in the Schedule of Adjustments annexed hereto as Annexure C;

      2.7.4 any sums determined as adjustments by the Purchaser's Auditors to the Pre-Tax Earnings as shown in the Accounts of the Company as at the Accounts Date whether or not any such adjustment may give rise to liability upon the Vendors pursuant to the Warranties or the Deed of Indemnity save that no such adjustment shall be made unless and until the sum of any such adjustments exceeds (pound)10,000. Provided that no adjustments shall be made under this clause of matters adjusted or noted in the Schedule of Adjustments.

2.8 In determining the Book Value Amount the following deductions and adjustments shall be made:

      2.8.1 deducting any accounts receivable (or any portion thereof) created prior to Completion which are not collected in full, without any set-off except in the case of any contras of valid and outstanding sales and purchases made in the ordinary course of business, within one hundred and eighty (180) days of the Completion Date save where the Company has any valid Trade Indemnity Insurance Claim in which case the period applicable shall be two hundred and seventy (270) days, plus

      2.8.2 deducting the cost of any stock (inventory) identified in the books of the Company as having been purchased by the Company prior to the Completion Date not sold by the Company within one hundred and eighty (180) days of the Completion Date or if such stock is sold at less than cost within the appropriate period then deducting the difference between the cost of the relevant stock and the sale price thereof.

      2.8.3 those adjustments and notes set out in the Schedule of Adjustments annexed hereto as Annexure C.

      2.8.4 any sums determined as adjustments by the Purchaser's Auditors to the Book Value Amount or Pre-Tax Earnings as shown in the Accounts as at the Accounts Date or in the books of the Company as at the Completion Date by the Purchaser's Auditors upon review of the Management Accounts, such review to be made within 90 days of the Completion Date, whether or not any such adjustment may give rise to liability upon the Vendors pursuant to the Warranties or the Deed of Indemnity save that no such adjustment shall be made unless and until the sum of any such adjustments exceeds (pound)10,000. Provided that no adjustment shall be made under this clause of the matters noted in the Schedule of Adjustments.

2.9 Any accounts receivable or stock (inventory) which results in a reduction in Pre-Tax Earnings or in the Book Value Amount under this clause shall be assigned to the Vendors for the sum of (pound)1.00 if so required by the Vendors.

2.10 In the event of any over-payment or under-payment in any sum to be made under the Agreement whether in cash or EMCC Shares such over-payment shall be set off and deducted from any payment to be made to the Vendors pursuant to this Agreement ("deferred consideration") whilst such deferred consideration remains to be paid. Any under-payment shall be made good on the next payment date, if any, and when all payments have been made then any adjustment shall be paid or re-paid within 180 days of determination of any such adjustment.

2.11 If the Book Value Amount, the Pre Tax Earnings, the amount(s) of any adjustment relating thereto or of any calculation of the consideration is not accepted by either party then such dispute shall be resolved by an independent accountant acting as an expert (in default of agreement whose appointment shall be made by the President of the Institute of Chartered Accountants) and whose determination shall, in the absence of manifest error, be final and binding upon the parties. Any costs of the reference, including the fees of the independent accountant, shall be allocated and paid by the Purchaser or the Vendors, or divided among them, on a basis determined by the independent accountant to be fair taking into account his award.

2.12 Any payment of cash pursuant to this clause shall be made by means of telegraphic transfer (or such other means as the Vendors' Solicitors and the Purchaser's Solicitors shall agree in writing) on Completion and to the Vendors' Solicitors' Account in accordance with clause 5.6 and receipt of the Vendors' Solicitors for such sum shall be good discharge to the Purchaser. Any payment to be made by way of EMCC Shares pursuant to this clause shall be made by delivering to the Vendors' Solicitors share certificates in respect of the EMCC Shares and receipt of the Vendors' Solicitors for such certificates shall be good discharge to the Purchaser.


3.    CONDITIONS

3.1 Completion of the purchase of the Shares is conditional upon the fulfilment of each of the Conditions as follows:-

      3.1.1 all necessary resolutions for the approval of the acquisition contemplated by this agreement being passed at a meeting of the Board of EMCC of the Purchaser to be held on or before the Completion Date;

      3.1.2 the entry into by EMCC and Michael Gesner of service agreements in the agreed form annexed hereto

      3.1.3 the entry into by the Purchaser and Gerard Patrick O'Rourke of service agreements in the agreed form annexed hereto

3.2 If all of the Conditions (save for those compliance with which has been waived in accordance with the terms of this agreement) have not been fulfilled on or before the Completion Date the respective obligations of the parties hereunder shall cease and except in relation to any breach of any provision of this agreement prior thereto and except in relation to clause 11 no party shall have any claim against any other party.

3.3 The Purchaser may by notice in writing to the Vendors waive any of the Conditions contained in clause 3.1 in whole or in part.

3.4 The Vendors undertake to procure the fulfilment of the Conditions in clause 3.1 by the Completion Date. If the Purchaser shall waive compliance with all or any of such Conditions, such waiver shall only, except as specifically other agreed by the Purchaser, operate so as to enable Completion to take place and accordingly, if and to the extent that the Purchaser waives compliance with any such Conditions, the Vendors shall be and remain under an obligation to the Purchaser to use all reasonable endeavours to procure fulfilment of such Conditions as soon as possible after Completion or within such period for fulfilment (if any) as shall have been agreed between the Purchaser and the Vendors at or prior to Completion. Pending fulfilment of such Conditions as aforesaid, the Vendors shall indemnify and keep indemnified the Purchaser and the Company and each of the Subsidiaries from and against all claims, demands, proceedings, losses, damages, costs and expenses which may be asserted against or incurred by the Purchaser or the Company or the Subsidiaries arising under or by virtue of or in connection with the subject matter of such Conditions or the non-fulfilment of such Conditions.


4.    PERIOD TO COMPLETION

4.1 The Vendors covenant with the Purchaser to procure that the business and activities of the Company and the Subsidiaries shall be conducted in the ordinary course and in such a manner between the date hereof and the Completion Date as to ensure that no act or event shall occur during the period which would or might result in a breach of the Warranties upon the repetition at Completion.

4.2   If at any time prior to Completion:-

      4.2.1 a breach of any of the Warranties occurring prior to the date hereof shall come to the notice of the Purchaser; or

      4.2.2 there shall occur any act or event after the date hereof which upon Completion would or might constitute a breach of any of the Warranties; or

      4.2.3 there is any breach or non-fulfilment by any of the Vendors of his obligations hereunder.

      Which in any such case is incapable of remedy or, if capable of remedy, is not remedied by the Vendors by the date scheduled for Completion hereunder or (if earlier) within seven days after notice thereof from the Purchaser requiring the same to be remedied then in any such case the Purchaser shall be entitled (in addition and without prejudice to any other right or remedies it may have against the Vendors under this agreement or otherwise) to elect by notice in writing to the Vendors not to complete the purchase of the Shares, in which event the agreement to buy and sell the Shares contained in clause 2 shall be of no effect.

4.3 If the Purchaser elects not to complete the purchase of the Shares pursuant to clause 4.2 then (in addition and without prejudice to any other rights or remedies the Purchaser may have against the Vendors) the Vendors shall indemnify the Purchaser against all costs, charges and expenses incurred by it in connection with the negotiation, preparation, performance and termination of this agreement.


5.    COMPLETION

5.1 Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date.

5.2 On Completion the Vendors shall deliver to or, if the Purchaser shall so require, make available to the Purchaser:-

      5.2.1 transfers in common form relating to all the Shares duly executed in favour of the Purchaser (or as it may direct);

      5.2.2 share certificates relating to the Shares;

      5.2.3 any waivers or consents by members of the Company or the Subsidiaries or other persons which the Purchaser may reasonably require so as to enable the Purchaser or its nominees to be registered as the holders of the Shares and any shares of Subsidiaries;

      5.2.4 the common seals, certificates of incorporation and statutory books, share certificate books, cheque books and all copies of the memorandum and articles of association of the Company and the Subsidiaries;

      5.2.5 the Deed of Indemnity duly executed by the Vendors;

      5.2.6 all land certificates, charge certificates, leases, title deeds and other documents relating to the Properties (save to the extent that the same are in the possession of mortgagees thereof disclosed by or on behalf of the Vendors to the Purchaser or its representatives and those for which a certificate of title is to be produced as referred to in clause 5.2.7) and all copies thereof;

      5.2.7 a certificate from the Vendors' Solicitors in the agreed terms as to the title of the Company to the Property;

      5.2.8 All books of account or reference as to customers and other records and all insurance policies in any way relating to or concerning the respective businesses of the Company and the Subsidiaries;

      5.2.9 all licences, consents, permits and authorisations obtained by or issued to the Company or the Subsidiaries or any other person in connection with the business carried on by it and them and such contracts, deeds or other documents (including assignments of any such licences) as shall have been required by the Purchaser's Solicitors prior to the date hereof;

      5.2.10duly executed transfers of each share in the Subsidiaries not registered in the name of the Company or the Subsidiaries in favour of the Purchaser or as it may direct;

      5.2.11Share certificates relating to all of the issued shares of each of the Subsidiaries;

      5.2.12a release duly executed as a deed, in a form satisfactory to the Purchaser, releasing the Company and the Subsidiaries from any liability whatsoever (actual or contingent) which may be owing to the Vendors by the Company or any of the Subsidiaries other than any balance on the directors loan accounts;

      5.2.13an assignment in the agreed form of any trade marks, copyrights and other intellectual property rights whether registered or not.

5.3 At Completion the parties shall procure the passing of board resolutions of the Company and each of the Subsidiaries:-

      5.3.1 sanctioning  for  registration   (subject  where  necessary  to  due
            stamping) the transfers in respect of the Shares and any shares to which clause 5.2.9 refers;

      5.3.2 appointing such persons as the Purchaser may nominate to be the directors of the Company and the Subsidiaries, being initially Harry Daniel Shields, John Bartholomew Gallagher, Laurence Martin Gilbert (as chairman of the Company) and Bernadette Mary
            Spofforth;

      5.3.3 revoking all mandates to bankers and giving authority in favour of the directors appointed under paragraph (b) above or such other persons as the Purchaser may nominate to operate the bank accounts thereof;

      5.3.4 approving the Deed of Indemnity and resolving the same be executed as a deed by the Company and the Subsidiaries;

      5.3.5 accepting the resignation of AFC Corporate Services Limited as Company Secretary of the Company on the terms of the deed in the agreed form made out in favour of the Company acknowleding that he has no outstanding claims in respect of such office or employment;

      5.3.6 resolving that Messrs. Gesner and O'Rourke enter into service agreements in the agreed form.

5.4 On or prior to Completion the Vendors shall procure the repayment of all sums (if any) owing to or from the Company or the Subsidiaries by or to any of the Vendors or the directors of the Company or the Subsidiaries or any of them or any spouse of any such Vendor or director of any company directly or indirectly controlled by such persons or is connected with them (as defined in section 346 of the Act) or any of them or any partnership in which such persons or company is a partner and whether or not such sums are due for repayment.

5.5 On or prior to Completion the Vendors shall if required by the Purchaser procure that all potential beneficiaries under the Pension Scheme shall irrevocably waive all and any claims and rights of action whatsoever or howsoever arising against the Company and/or the Subsidiaries .

5.6   Upon  compliance  by the Vendors with the  provisions of clauses 5.2, 5.3,
      5.4 and 5.5 the Purchaser shall:-

      5.6.1 deliver to the Vendors' Solicitors a duly executed counterpart of the Deed of Indemnity; and

      5.6.2 pay or cause to be paid by way of telegraphic transfer to the Vendors' Solicitors' Account and the receipt of the Vendors' Solicitors therefore shall be a good discharge to the Purchaser:-

            5.6.2.1 by way of loan to the  Company  to pay the  Dividends  the sum of (pound)708,140.88;
            5.6.2.2 in payment of the  consideration due on Completion the sum of (pound)360,262.63

         For the avoidance of doubt the Vendors' Solicitors have authority to pay the Dividends to the Shareholders in accordance with their respective entitlements.

      5.6.3 deliver to the Vendors' Solicitors the duly executed Loan Note.


6.    WARRANTIES AND INDEMNITIES

6.1 The Vendors represent and warrant to and covenant and undertake with the Purchaser in the terms of the Warranties and so that the remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion of the sale and purchase hereunder.

6.2 Any information supplied by or on behalf of the Company or the Subsidiaries to the Vendors or their agents or accountants, solicitors or other advisers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of the Company or the Subsidiaries shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company or any of the Subsidiaries and each of the Vendors hereby waive any and all claims which they might otherwise have against the Company or the Subsidiaries or any of their respective agents or employees in respect thereof.

6.3 Each of the Warranties shall be construed as a separate representation, warranty, covenant or undertaking (as the case may be) and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement.

6.4   The Vendors further undertake with the Purchaser as follows: -

      6.4.1 that they will disclose forthwith in writing to the Purchaser any matter or thing which may arise or become known to any of them after the date of the Disclosure Letter which is inconsistent with any of the Warranties, or which is sufficiently material as to be likely to affect the judgment of a purchaser for value of the Shares;

      6.4.2 that pending Completion neither they nor the Company nor the Subsidiaries will do or omit to do or suffer to he done anything whereby the Warranties would, upon their repetition at Completion , be then untrue; and

      6.4.3 that no event has occurred nor pending Completion will occur which would or might give rise to a claim under the Deed of Indemnity upon or after execution thereof;

6.5 The Vendors shall be under no liability under the Warranties in relation to any matter forming the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter or expressly provided for or stated to be exceptions under the terms of this agreement. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties unless the same is accepted as such by the Purchaser and is expressly included in the Disclosure Letter.

6.6 Save in the case of fraud or wilful non-disclosure by the Vendors, the Vendors shall be under no liability in respect of any claim under the Warranties or the Deed of Indemnity unless written notice of such claim setting out details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a claim and the total amount of the liability which results shall have been served upon the Vendors by the Purchaser within 3 years of the Completion date:

      6.6.1 the amount payable in respect of the relevant claim has been agreed by the Vendors within twelve months of the date of such written notice; or

      6.6.2 legal proceedings have been instituted in respect of such claim by the due service of process on the Vendors within twelve months of the later of: -

            6.6.2.1           the date of such written notice; and

            6.6.2.2           in the  event  that the  Vendors  shall  make in
                        respect thereof a request pursuant to clause 6.12(a)(ii) of the Deed of Indemnity at Schedule 5 herein, the date on which in respect of such proceedings as shall have been instituted by the Purchaser pursuant to such request judgment is given by a court of competent jurisdiction or the date settlement is reached in such third party proceedings with the consent of the Vendors or on which the Vendors and the Purchaser agree that proceedings or other action against the third party shall be abandoned.

6.7 The Vendors shall be under no liability in respect of any claim under the Warranties or the Deed of Indemnity unless and until the liability in respect of that claim when aggregated with the liability of the Vendors in respect of all such other claims shall exceed (pound)10,000.00.

6.8 The aggregate liability of all Vendors in respect of any claim under the Warranties and the Deed of Indemnity shall not save in the case of fraud or wilful non-disclosure exceed the value of the Consideration pursuant to clause 2.3 hereof and the Purchaser shall have the right to treat as forfeit to the Purchaser such number of the EMCC Shares issued to the Vendors or either of them pursuant to this Agreement which is equal in value at the time of issue or time of forfeit whichever is the greater to the liability of the Purchasers. Upon the occurrence of such an event the Purchaser shall notify the Vendors in writing setting forth the amount of the liability and the number of shares to be forfeit. Unless the Vendors or either of them shall object in writing within 15 days the shares shall be sold and the proceeds applied to extinguish the claim.

6.9 No liability shall attach to the Vendors in respect of any claim under the Warranties or the Deed of Indemnity to the extent that the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Group otherwise than in the ordinary and proper course of the business of the Group as at present carried on.

6.10 The Vendors hereby covenant to pay to the Purchaser or the Purchaser's Group any sums in respect of taxation (including any interest or penalties) which the Purchaser or the Purchaser's Group is or becomes liable to pay by virtue of any scheme or arrangement entered into prior to Completion by the Vendors or the Company designed wholly or partly for the purpose of avoiding or deferring tax.

6.11 In assessing any liabilities, damages or other amounts recoverable by the Purchaser as a result of any claim under the Warranties and/or the Deed of Indemnity there shall be taken into account by way of set-off any benefit accruing to the Purchaser's Group in respect of any amount of tax relief obtained by the Purchaser's Group and any amounts by which any taxation for which the Purchaser's Group is assessed or accountable is reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such a claim.

      6.11.1      This clause shall apply in circumstances where:-

            6.11.1.1 any claim is made against the Purchaser's Group which may give rise to a claim against the Vendors under the Warranties or the Deed of Indemnity; or

            6.11.1.2 the Purchaser's Group is entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which a claim may be made against the Vendors under the Warranties or the Deed of Indemnity; or

            6.11.1.3 the Vendors shall have paid to the Purchaser's Group an amount in respect of the claim under the Warranties or the Deed of Indemnity and subsequent to the making of such a payment the Purchaser's Group becomes entitled to recover from some other person a sum which is referrable to that payment.

      6.11.2 The Purchaser shall and shall procure that the Purchaser's Group shall:-

            6.11.2.1 (prior to taking any action against the Vendors under the Warranties or the Deed of Indemnity in the case of clause 6.12(a)(i) and clause 6.12(a)(ii), and subject to the Purchaser's Group being indemnified and secured to the satisfaction of the Purchaser by the Vendors against all reasonable costs and expenses which may properly be incurred by reason of such action) take all such action as the majority of the Vendors may reasonably request to avoid, dispute, resist, compromise, defend or appeal against such claim against the Purchaser's Group as is referred to in clause 6.12(a)(i) of the Deed of Indemnity or to make such recovery by the Purchaser's Group as referred to in clause 6.12(a)(ii) or clause 6.12(a)(iii) of the Deed of Indemnity, as the case may be; and

            6.11.2.2 in the case of said clause 6.12(a)(iii) only, repay to the Vendors an amount equal to the amount so recovered or, if lower, the amount paid by the Vendors to the Purchaser.

6.12  The Purchaser shall as soon as reasonably practicable : -

      6.12.1inform the Vendors in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears that the Vendors are liable to make any payment in respect of any claim under the Warranties and/or the Deed of Indemnity or whereby it appears the Purchaser's Group shall become entitled to recover from some other person a sum which is referable to a payment already made by the Vendors in respect of such a claim; and

      6.12.2thereafter keep the Vendors informed of all material developments in relation to thereto.

6.13 No information relating to the Company or the Subsidiaries of which the Purchaser has knowledge (actual or constructive) other than that contained in or referred to in this agreement and/or included in the Disclosure Letter and no investigation by or on behalf of the Purchaser shall prejudice any claim by the Purchaser under the Warranties or operate to reduce any amount recoverable thereunder.

6.14 If the Purchasers or the Group or any of them are entitled to make a claim in respect of any act, event or default both under the Warranties and under the Deed of Indemnity the claim shall be made first under the Warranties and any amount payable to the Purchasers or the Group or any of them under the Deed of Indemnity shall be reduced to the extent of the claim.

6.15 The Vendors further agree to defend the Company against any action or proceedings relating to any such losses as are mentioned in Clauses 9.15 to 9.16 inclusive to permit the Purchasers (at its option) to become party to any such action or proceedings and to indemnify the Purchasers against all costs (including legal costs) arising from such defence.

6.16 The Vendors acknowledge that the Purchaser has entered into this agreement in reliance upon the Warranties and each of them.

6.17 The Purchaser shall indemnify the Vendors against any liability to taxation arising under ICTA s767A (change in company ownership corporation tax)

6.18 The Purchaser undertakes that until the end of the Second Earn Out Period to afford all reasonable assistance to enable the Company to run their businesses in a manner consistent with the way it has been run prior to the date hereof and in respect of the Asian Subsidiary to run its business, with a view to enabling the Company and the Asian Subsidiary to retain at all times sufficient working capital for the reasonable requirements of their businesses.

6.19 If the Service Agreements to be entered into by Mr O'Rourke or Mr Gesner are terminated in circumstances which any Court or Tribunal shall find to amount to wrongful or unfair dismissal, including constructive dismissal, then notwithstanding that the minimum gross profit targets provided for in the First Contingent Earn Out Amount and Second Contingent Earn Out Amount are not reached then payment shall be made by the Purchaser to the Vendors as if those targets had been achieved.

6.20  If  a  matter  or  event  is  taken  into  account  in   determining   the
      consideration for the Shares then and to the extent that is taken into account, it shall not give rise to a claim under the Warranties.

7.    RESTRICTIONS

      The Vendors undertake they shall not:

      7.1.1 for a period of 3 years from the Completion Date, canvass, solicit or approach or cause to be canvassed, solicited or approached for orders of any person, firm or company who at any time during the six months immediately preceding the Completion Date is or was in connection with the Business:

            7.1.1.1 negotiating with the Company for the supply of goods or services;

            7.1.1.2           a client or customer of the Company; and/or

            7.1.1.3           in the habit of dealing with the Company.

      where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company in respect of the supply of which the Vendors (or any other employee on their behalf or under their instruction) was engaged or concerned in the last six months immediately preceding the Completion Date and where the Vendors (or any other employee on their behalf or under their instruction) dealt or had contact with that person;

      7.1.2 for a period of 3 years immediately following the Completion Date be engaged, concerned or interested in or provide technical, commercial or professional advice to any other business which supplies or is likely to supply goods and/or services which are competitive with or of the same type as the Business at the Completion Date and in respect of the supply of which the Vendors were engaged or concerned in the last six months immediately preceding the Completion Date;

      7.1.3 for a period of 3 years from the Completion Date approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who, at the Completion Date, is employed in a managerial, supervisory, technical sales, executive or administrative capacity or engaged as a consultant by the Company at the Completion Date;

      7.1.4 interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company from any supplier who has been supplying goods and/or services to the Company during the calendar year immediately preceding the Completion Date; or

      7.1.5 represent himself as being in any way connected with or interested in the business of the Company (other than a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

7.2 The Vendors agree that the covenants and undertakings contained in this clause 7 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Company and that accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Vendors.

7.3 Each covenant and/or undertaking contained in this clause 7shall be construed as a separate covenant and/or undertaking and if one or more of the covenants and/or undertakings contained in this clause is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants and/or undertakings shall continue to bind the Vendors.

7.4 If any covenant or undertaking contained in this clause 7 would be void as drawn but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted the covenant or undertaking in question shall apply with such modification as may be necessary to make it valid and effective.

7.5 No provision of this agreement, by virtue of which this agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976, shall take effect until the day after particulars of this agreement have been furnished to the Director General of Fair Trading pursuant to section 24 of that Act. For this purpose the expression this "agreement" includes any agreement or arrangement of which this agreement forms part and which is registrable or by virtue of which this agreement is registrable.

7.6 Nothing in this clause 7 shall prevent the continued business of PC Wise Inc. in the USA provided that business is continued in a manner consistent with the way that business has been run prior to the date hereof.


8.     PENSIONS

8.1. As soon as practicable (and in any event not later than 14 days after Completion) the Vendors shall (provided that the Purchaser, at the Vendors' expense, assists so far as may reasonably be necessary):-

      8.1.1 take all necessary actions and enter into all necessary documentation to ensure that the Company is not or does not remain a trustee or the principal employer or a participating employer or retains any other liabilities of any nature in respect of any of the Pension Scheme.

      8.1.2 deliver to the Purchaser such copy documentation and other evidence as it shall reasonably require of substitution of parties other than the Company as trustee and principal employer in respect of the Pension Scheme.

8.2 Without prejudice to the entitlement of the Purchaser to claim damages upon any other basis available to it (whether by virtue of any other provision of this Agreement or otherwise) the Vendors jointly and severally agree to indemnify and keep indemnified the Purchaser (on its own behalf and as trustee on behalf all members of the Purchaser's Group) against all and any liabilities, costs (including legal costs on a full indemnity basis), claims, contributions, fees, demands, penalties, taxation and other outgoings of whatsoever nature (whether suffered by the Purchaser or any member of the Purchaser's Group and whensoever arising) in relation to or by reference to:-

      8.2.1 the Pension Scheme or the cessation of any of the Company's liabilities in relation thereto whether pursuant to any existing obligation of the Company under the terms of any contract of employment or the provisions of any statute or regulation or otherwise;

      8.2.2 any breach of the provisions of paragraphs 12.1 to 12.4 inclusive of
            Schedule 4 to this Agreement;

      8.2.3 any obligation to make any payment for or in connection with the provision of relevant benefits (as defined in section 612(1) ICTA);

      8.2.4 For the avoidance of doubt the provisions of clauses 6.6 and 6.7 of this Agreement shall not apply to or limit or restrict the indemnity provided by this clause 8.

8.3 Notwithstanding the above the parties shall procure the payment of all instalments due under Mr O'Rourke's present contract of employment with the Company from 30th June 1998 to the Completion Date.

8.4 No objection shall be taken to any lawful pension payments made by the Company (whether or not they are in excess of or under any contractual entitlement).

9.    UNIT 1, SAXON BUSINESS CENTRE

9.1 Without prejudice to the entitlement of the Purchaser to claim damages upon any other basis available to it (whether by virtue of any other provision of this Agreement or otherwise) the Vendors jointly and severally agree to indemnify and keep indemnified the Purchaser (on its own behalf and as trustee on behalf all members of the Purchaser's Group) against all and any liabilities, costs (including legal costs on a full indemnity basis), claims, contributions, fees and demands (whether suffered by the Purchaser or any member of the Purchaser's Group and whensoever arising) in relation to or by reference to any rent or sum payable as rent for any period after 23rd October 1998 or for any breach of any repairing covenant arising out of a lease ("the Lease") dated the 9th June 1995 and entered into between (1) the Company and (2) John and May Quigley for the office premises known as Unit 1, Saxon Business Centre, Windsor Avenue, Wimbledon, London ("the Premises").

9.2 For the avoidance of doubt the provisions of clauses 6.6 and 6.7 of this Agreement shall not apply to or limit or restrict the indemnity provided by this clause 9.


10.   COSTS

      Each party agrees to pay, without right of reimbursement from the other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation and none of such fees shall be charged to the Company. Each party represents to the others that it has dealt with no finder or broker in connection with this transaction. Each party will indemnify and holder the others harmless from any loss, liability or expense (including, without limitation, legal fees) resulting from the indemnifying party's breach of the representations and agreements.


11.   EFFECT OF COMPLETION

11.1 The terms of this agreement shall in so far as not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

11.2 Each and every provision of this Agreement shall wherever it may be necessary to give full force and effect be deemed to be a continuing obligation from the date of signature to the Date of Completion and each and every obligation of the Vendors shall be repeated as at Completion.

12.   ACKNOWLEDGMENTS

      The Purchaser acknowledges that it has not been induced to enter into this agreement by any representation or warranty express, implied, oral or written and that all representations or warranties being given to the Purchaser are limited to those contained in this Agreement and the Disclosure Letter.


13.   ENTIRE AGREEMENT AND AMENDMENTS

      This Agreement, including the Schedules and Annexures referred to herein as a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter herein and may be amended only by instrument executed by the Vendors and the Purchaser or their respective successors or assigns. There are no restrictions, promises, warranties, conveyance, or undertakings other than those expressly set forth herein. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


14.   COUNTERPARTS

      This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.


15.   MERGER OF AGREEMENTS

      All representations, warranties, agreements and other inducements to this Agreement or the transaction contemplated hereby, whether oral or written, prior to the execution and delivery hereof between the parties hereto have been included herein, or in the exhibits, Annexures and Schedules or Disclosure Letter hereto, and shall be deemed to have been fully performed and discharged to the extent not included herein or therein. This Agreement including the exhibits, Annexures and Schedules and Disclosure Letter hereto sets forth all rights, remedies, obligations and liabilities of the parties, and no term or provision hereof or thereof, including, without limitation, the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favour or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation, or grant any additional right or remedy, or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the parties sought to be charged, expressly stating that it is, intended to be so effected, no assent, expressed or implied, by either party to or of, any breach of any term or any provision of this agreement or of the exhibits, Annexures or Schedules shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

16.   GENERAL

16.1 If this agreement ceases to have effect the Purchaser will release and return to the Company all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to any other person any information which it or its advisers have been given in respect of the Company and which is not in the public domain and each party shall continue to be bound by the terms of a Confidentiality Letter entered into between the parties and dated 4th September 1998

16.2 This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be).

16.3 Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

16.4 Any notice required to be given by any of the parties under this agreement may be sent by registered or certified mail prepaid to the address of the addressee as set out in this agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause. Communications sent by post shall be deemed to have been received ninety-six hours after posting. In proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

16.5 This Agreement is personal to the parties and shall not be assignable save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement, including the Warranties and any cause of action arising under or in respect of any of them, to any transferee of the share capital of the Company or to any member of the Purchaser's Group, or to any affiliate of the Purchaser who may enforce them as if it had also been named in this Agreement as the Purchaser.16.5At any time after the date hereof the Vendors shall, at the request of the Purchaser, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purposes of vesting the Shares in the Purchaser or its nominees and of giving to the Purchaser the full benefit of all the provisions of this Agreement.


17.   SEVERABILITY

      If at any time one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability or the remaining provisions hereof shall not be in any way affected or impaired thereby.

18.   LAW AND JURISDICTION

      This Agreement shall be governed by and construed in accordance with the laws of England and the parties irrevocably agree that the Courts of England shall have -exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise under and/or out of and/or relating to and/or in connection with this Agreement and such purposes irrevocably submit to the jurisdiction of such courts.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date first above written


SIGNED as a DEED and delivered      )
by MICHAEL CHARLES GESNER           )     /S/ MICHAEL CHARLES GESNER
                                    )
                                    )



SIGNED as a DEED and delivered      )
by GERARD DENIS PATRICK O'ROURKE    )     /S/ GERARD O'ROURKE
                                    )
                                    )



SIGNED as a DEED and delivered      )
by LAURENCE MARTIN GILBERT          )     /S/ LAURENCE GILBERT
for and on behalf of                )
EUROPEAN MICRO HOLDINGS PLC         )